UNITED STATES

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Inter-Tel (Delaware), Incorporated

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Inter-Tel (Delaware), Incorporated has prepared a slide presentation to use at investor meetings. This presentation was first given to Institutional Shareholder Services on June 15, 2007.

A copy of this slide presentation follows:

ISS Presentation:

Inter-Tel Stockholders Should Vote FOR the Mitel Merger

June 15, 2007

Business Overview

The Merger

The Recapitalization Proposal Merger Rationale Views on Recapitalization Proposal Research Commentary Conclusion

1

Business Overview

Inter-Tel at a Glance

Headquarters: Phoenix, Arizona

Founded: 1969

Ticker: INTL (Nasdaq)

Employees: 1,900+

Focus: Converged voice and data business communications systems and applications for the small and medium sized business (“SMB”) market

– Design, engineer, sell and install voice communications systems, call processing software, applications, solutions and services

– Focus: 20-500 line size (approximately 10%+/- market share) and moving up in line size

– Among the top three vendors by market share

Provides a full suite of voice products, including IP networking and convergence

– Voice and data convergence applications

– Software applications for presence, mobility, collaboration and CRM

– ROI/Total Cost of Ownership with a managed services approach

– Single point of accountability for the customer

2

Business Overview

Inter-Tel Share Price Performance

02/22/06

Mihaylo resigns as CEO

04/10/06

Mihaylo files proxy statement to nominate an alternate slate of directors and submit several shareholder resolutions to be voted on at shareholder meeting

06/14/06

Mihaylo/Vector Capital submit cash offer $22.50 per share for Inter-Tel

08/21/06

Mihaylo/Vector indicate willingness to increase cash offer to $23.25

10/24/06

Stockholders reject Sell the Company Resolution at the Special Meeting of Shareholders

04/26/07

Mitel merger announced

03/02/07

Mihaylo announces his intention to nominate a slate of 5 directors (including himself) for election to the Board

Stock Price ($)

30.0 27.5 25.0 22.5 20.0 17.5

Volume Price

Feb-06 Apr-06 Jun-06 Aug-06 Nov-06 Jan-07 Mar-07 Jun-07

Volume (000s)

3,000 2,000 1,000 0

Source: FactSet and Company filings

The Merger

The Mitel Merger

$25.60 cash per share for 100% of Inter-Tel stock

Strategic buyer (Mitel Networks) with backing from financial sponsor (Francisco Partners)

Fully funded from cash on hand and firm financing commitments

Limited customary closing conditions; antitrust condition satisfied June 12, 2007

Expected to close in early July 2007

The Board of Directors received a fairness opinion from its financial advisor prior to signing

4

The Merger

Background of the Merger

Since 2003, the Company has actively engaged in discussions with a number of potential strategic and financial buyers regarding business combinations and other alternatives

The Company was effectively put in play in 2006 by the Mihaylo/Vector takeover bids and Mr. Mihaylo’s “Sell the Company” campaign

– June 14: Mihaylo and Vector Capital proposed to acquire all outstanding shares of Inter-Tel common stock for $22.50 per share, rejected by Special Committee of the Board as inadequate

– August 21: Mihaylo and Vector Capital sent a letter to Inter-Tel indicating that they were prepared to raise the acquisition proposal to a “best and final” offer of $23.25 per share, also rejected by Special Committee as inadequate

– August 25: Mihaylo demanded a special meeting of stockholders to consider a “Sell the Company” resolution, ultimately rejected by approximately 2 to 1 margin by disinterested stockholders

– During this time, Mihaylo publicly stated he would support sale to highest bidder

Inter-Tel re-approached parties regarding negotiations of potential business combination transactions for a number of months prior to announcing the Mitel merger

5

The Merger

Board Process

In an August 11, 2006 Press Release, Inter-Tel announced, “The Special Committee has authorized UBS Investment Bank, the Company’s financial advisor, to review and explore various strategic options for the Company”

– The same day, in a letter to Mihaylo, Alexander L. Cappello, writing on behalf of the Special Committee, noted the “Committee’s decision to explore all options”

October 2006: Special Committee stated it “would absolutely consider a sale if [it] were to determine that a sale would result in greater value for stockholders than continuing to pursue the company’s strategic plan or pursuing another alternative”

April 26, 2007: Special Committee and the Board approved the Mitel merger at a price significantly above Mihaylo’s “best and final” offer

– Industry-related synergies enabled Mitel to pay premium price

– Negotiated an increased price and improved terms over the original Mitel offer

– Neither Management nor Board members will receive any special treatment/compensation from Mitel in connection with the Mitel merger

During the Mitel negotiations, the Company approached other potential buyers to determine possible interest

6

The Merger

Board Process (cont.)

The Mitel Merger Agreement:

– Negotiated at arm’s length by Special Committee

– Includes provisions which allow the Company to pursue “superior proposals”

– Specifically negotiated ability to engage in buyout discussions with Mr. Mihaylo and Vector Capital

Vector Capital submitted non-binding conditional proposal to acquire Inter-Tel at $26.50 per share

– Special Committee promptly declared that indication could potentially lead to “superior proposal”

– Vector was given full access to diligence materials and Management

– After due diligence, Vector failed to submit any offer

Mihaylo currently is being allowed to conduct due diligence on the Company

No other bidders have come forward

7

The Recapitalization Proposal

Proposal Summary

Mihaylo is proposing a $375 million self-tender offer by Inter-Tel, to be funded by:

– $200 million of cash from Inter-Tel

– $200 million to be borrowed by Inter-Tel

Mihaylo strategy proposes share buyback of 13.4 million shares at $28.00/share, we believe that Mihaylo could only purchase 12.4 million shares based on current Management cash estimates

In the proposed self-tender offer, Inter-Tel stockholders would receive cash for less than 60% of their shares1 (assuming all stockholders other than Mihaylo tendered)

– The shares not purchased would remain at market risk as “stub” shares of a “micro-cap” company

– As he has publicly conceded in a stockholder letter on June 14, 2007, less than 50% of shares could be tendered for cash

Mihaylo has publicly stated that he may raise up to another $80 million by selling unspecified Inter-Tel assets to fund transaction expenses and to provide for general working capital needs

1	Based on a repurchase of 12.4 million shares
8

Merger Rationale

Greater Value, More Certainty and Less Risk

The Mitel merger is in the best interests of all stockholders

Greater Economic Value:

– Mitel merger pays all stockholders $25.60 per share for 100% of their shares

– Mihaylo’s front-loaded leveraged recapitalization strategy pays cash for less than 60% of each stockholders’ shares1 and leaves the remaining “stub” shares subject to market risk as a “micro-cap” stock

– We believe the recapitalization strategy would yield a value substantially below the $25.60 Mitel price

More Certainty:

– Mitel has firm financing cash commitments – merger expected to close early July 2007

– Recapitalization plan is subject to financing, due diligence, unspecified assets sales and other conditions and contingencies

1	Based on Management cash projections; we estimate 12.4 million shares could be repurchased assuming Mihaylo’s debt financing projections
9

Merger Rationale

Greater Value, More Certainty and Less Risk (cont.)

– Mihaylo’s actions create uncertainty

• Attempted to buy the Company in 2006 at inadequate $22.50 and $23.25 share prices

• Tried to force sale to highest bidder in late 2006, yet now does not support Mitel merger

• Actively negotiated to sell his shares to Company at market price shortly before the Mitel merger announcement, but now claims stock is worth significantly more

Less Risk: Mitel merger pays cash to 100% of the stockholders in one month, while Mihaylo recapitalization plan pays cash for less than 60% of each stockholders’ shares1:

– Mihaylo stated that, “. . .the size of the self-tender offer could be reduced. . .to meet short term cash needs” 2

– Mihaylo’s model assumes more cash than the Company expects to have

– If Mihaylo tenders his shares it could significantly reduce the number of shares that could be sold by other Inter-Tel stockholders

– Mihaylo has sent inconsistent messages with regard to whether he would or would not tender his shares

1	Based on Management cash projections; we estimate 12.4 million shares could be repurchased assuming Mihaylo’s debt financing projections
2	Mihaylo preliminary proxy statement filed June 8, 2007

Merger Rationale

Greater Value, More Certainty and Less Risk (cont.)

– “Stub” shares would remain subject to market risk and could decline significantly in value

• Inter-Tel would likely be a “micro-cap” stock

• Inter-Tel would have no meaningful cash reserves and significant debt

• Inter-Tel stock is not likely to trade at a premium as an attractive takeover candidate given Mihaylo’s potential veto right on any sale

• Effect of Mihaylo’s proposed and unspecified asset sales on EBITDA and EPS is unknown

• Mihaylo’s personal interests and long-term strategic plan may conflict with what is best for the other stockholders

Under recapitalization proposal, Inter-Tel would continue in a highly competitive industry

– Depleted cash reserves and significant leverage will dramatically reduce Inter-Tel’s strategic flexibility and ability to adapt to changes in the industry

– Enterprise VOIP is radically changing the competitive landscape as data networking vendors such as Cisco are trying to take market share from legacy PBX vendors in the converged data market

– Increased competition from non-traditional enterprise communications and open source software providers such as Microsoft are entering the market

Views on Recapitalization Proposal

Recapitalization Calculations are Analytically Flawed and Misleading

Mihaylo calculations are based on P/E multiples and future pro forma earnings, not current cash flows

– His calculations assume a fundamental increase in the enterprise value of Inter-Tel by approximately $177 million through financial engineering with no corresponding improvement in cash flow or operations

We believe cash flow (EBITDA) multiples, not future P/E multiples, is the most appropriate methodology to assess value

Remaining “stub” shares are subject to increased risk and price volatility

– Significantly smaller market cap: would be micro-cap stock

– Trading liquidity would likely be significantly reduced due to lower analyst and institutional interest, as well as other factors

– Reduced takeover expectations due to increased debt load and Mihaylo’s potential veto right on any sale

Post recapitalization, the operating company will be fundamentally different than what is reflected in Management’s projections in Inter-Tel’s proxy statement

– Inter-Tel would be highly leveraged, with a Debt / EBITDA leverage ratio of approximately 4.0x versus the current debt-free status

– Inter-Tel’s strategic flexibility and ability to compete would be significantly impaired due to its significant debt and minimal cash reserves

Views on Recapitalization Proposal

We Believe Inter-Tel Stock Would Trade At or Below its Historical EBITDA Multiple If Mihaylo’s Proposed Recapitalization is Completed

In the months leading up to the Mitel merger announcement we believe trading multiples expanded due to takeover expectation

If the recapitalization is completed, we believe the takeover expectation and premium would disappear and Inter-Tel will likely trade closer to the historical average 7.1x EBITDA multiple

LTM EV/EBITDA

Historical Average 7.1x

Pre Merger Announcement Multiple 9.6x

Multiple (x)

10

8

6

4

2

Jun-05 Oct-05 Feb-06 Jun-06 Oct-06 Feb-07 Jun-07

Source: FactSet

Views on Recapitalization Proposal

Based Upon the Company’s Historical EBITDA Multiple, We Believe the Total Value Received by Stockholders Would be Substantially Below the Mitel Offer…

Through financial engineering, Mihaylo has inappropriately assumed a significant increase in the enterprise value of the business

Mihaylo’s estimated share price implicitly assumes that post-recapitalization Inter-Tel stock would trade at almost double its historical LTM EBITDA multiple

	Historical		Pre Merger
	Average		Announcement
($ in millions, except per share data)
Pro Forma Trading Analysis
LTM EV / EBITDA Multiple	7.1x	8.3x	9.6x
LTM EBITDA2	$50.2	$50.2	$50.2
Implied Pro Forma Enterprise Value	$356.7	$419.1	$481.6
Implied Pro Forma Equity Value3	$186.1	$248.5	$311.0
Current Fully Diluted Shares Outstanding4	28.521	28.521	28.521
Implied Stub Equity Share Price4	$6.53	$8.71	$10.90
Implied Per Share Cash Tender Amount5	$12.20	$12.20	$12.20
Blended Per Share Value to Shareholders	$18.72	$20.91	$23.10
Upside / (Downside) to Mitel Offer	(26.9%)	(18.3%)	(9.8%)

Mihaylo Estimate 1
Pro Forma CY2008 EPS	$1.84
Assumed CY2008 P/E Multiple	16.5x
Implied Pro Forma Stub Share Price	$30.46
Pro Forma Fully Diluted Shares	15.706
Pro Forma Enterprise Value	$658.7
Pro Forma Equity Value	$478.4
Implied LTM EV / EBITDA Multiple	13.1x
1	Per RBC Capital Markets, Leveraged Recapitalization Analysis dated 6/01/07
2	LTM pro forma EBITDA as of 3/31/07; refer to page 23 for GAAP reconciliation detail
3	Assumes post-tender debt balance of $200.6mm and balance sheet cash of $30.0
4	Based on 27.012mm basic shares as of 4/02/07; assumes 4.395mm options (as of 3/23/07 per Inter-Tel management) convert based on treasury stock method at $28.00
5	Assumes Total Cash Tender Amount of $347.9mm (Based on Management cash projections and excludes asset sales) divided by current fully diluted shares outstanding

Views on Recapitalization Proposal

…Moreover, the Recapitalization Appears to be Under-Funded

Mihaylo’s front-loaded leveraged recapitalization strategy assumes available cash of $200 million to fund a purchase of 13.4 million shares

However, Management forecasts available cash of only $177 million1 to fund the share repurchase, and to pay $20 million Mitel break-up fee, proxy expenses and transaction expenses

– This means there may be only sufficient cash to purchase 12.4 million shares

Mihaylo has indicated that he may raise additional funds through unspecified asset sales

– We believe he would likely sell balance sheet leases, the Lake business unit and the Reno Facility, which Inter-Tel anticipates would reduce FY2008 EBITDA by $10 million, which is not reflected in Mihaylo’s valuation calculations2

1	Cash forecasts have been provided to Mihaylo via diligence materials
2	Based on prior Mihaylo statements
15

Views on Recapitalization Proposal

Recapitalization Calculations Improperly Rely on Inter-Tel Projections

Mihaylo has improperly co-opted Inter-Tel’s projections and asked that Inter-Tel’s stockholders rely upon them in a manner that Inter-Tel specifically cautioned against

Inter-Tel’s projections rely on assumptions that would no longer apply in the event of the recapitalization. Inter-Tel’s projections assumed:

– Inter-Tel would have significant cash reserves and the financial flexibility to invest in its technology and distribution channels

– Inter-Tel would not be forced to sell its assets to raise cash

– Inter-Tel would not continue to incur expenses and disruption resulting from questions as to the ownership, control and future of the Company

After the recapitalization, Inter-Tel would be a different company:

– Inter-Tel would have no meaningful cash reserves and a $200 million debt burden

– Assuming asset sales of $80 million, EBITDA is estimated to be reduced by $10 million

– Due to financial constraints, we believe the Inter-Tel’s product roadmap and engineering resources could be curtailed

Views on Recapitalization Proposal

Mihaylo Interests May Conflict With Those of Other Stockholders

Mihaylo would own over 36%1 of the pro forma entity versus his current ownership level of 19%, which would give him significant control and a potential veto on any future sale of the Company

Mihaylo’s interests as by far the largest single stockholder may conflict with those of other Inter-Tel stockholders

– His long-term strategy for the Company may entail a much longer time horizon than would benefit the average stockholder

– Mr. Mihaylo has publicly admitted that the recapitalization plan may not succeed 2

– If the recapitalization strategy fails, he is best positioned to takeover the Company, because his front-loaded leveraged recapitalization strategy uses the Company’s cash and credit to eliminate approximately 60% of the shares he does not own, giving him a shorter and cheap path to a future takeover

1 Based on a repurchase of 12.4 million shares and assumes Mihaylo does not tender any shares

2 In a June 6, 2007 article in the Ottawa Citizen by Bert Hill entitled “Mitel challenger drops out of Inter-Tel fight; Ousted company CEO unveils plan to top Mitel offer” Mr. Mihaylo stated “If I am able to turn things around, [Inter-Tel stockholders] will get the benefit of the improvement. And if I am wrong they will still be able to get out at $25 or so.” Permission to reprint or use these statements was neither sought nor obtained (emphasis added)

Views on Recapitalization Proposal

Actions words

“We believe INTL stock would trade significantly lower without the proposed Mihaylo-Vector offer” (Stockholder presentation filed by Steven Mihaylo and Vector Capital with the SEC, September 21, 2006, in support of their proposed buyout at $23.25/share)

“We believe that Inter-Tel’s stock may fall significantly given market benchmarks” (Stockholder presentation filed by Steven Mihaylo and Vector Capital with the SEC, September 21, 2006, in support of their proposed buyout at $23.25/share)

“Steve Mihaylo, and his 19.4% vote, will support higher offers from other parties, should they exist” (Press Release Issued by Steven Mihaylo and Vector Capital, October 10, 2006)

“The most important fact being that this Resolution is designed to allow the stockholders to prompt a process to maximize the value of your shares – whether that be to us at $23.25/share or to another buyer at an even higher price.” (Press Release Issued by Steven Mihaylo and Vector Capital, October 16, 2006)

“Shareholders will be able to sell about 70 per cent of their stock at $28 and let the rest ride with the company.”

(Steven Mihaylo as quoted In a June 6, 2007 article in the Ottawa Citizen by Bert Hill entitled “Mitel challenger drops out of Inter-Tel fight; Ousted company CEO unveils plan to top Mitel offer”)

“[Mihaylo] won’t sell his own 19 per cent stake.” (June 6, 2007 article in the Ottawa Citizen by Bert Hill entitled “Mitel challenger drops out of Inter-Tel fight; Ousted company CEO unveils plan to top Mitel offer”)

“Under my proposal, 60.6% of the shares presently outstanding could be purchased at $28 per share assuming that I do not tender any shares….If I tender a pro rata portion of my shares (to alleviate concerns of my increased influence), 49.1% of all shares presently outstanding could be purchased at $28 per share…” (June 14, 2007 letter to stockholders issued by Steven Mihaylo)

Note: Permission to reprint these quotes has neither been sought nor obtained (emphasis added)

Research Commentary

Research Analysts Reacted Favorably To Mitel Offer and Express Doubt Over Mihaylo’s Actions

“Inter-Tel has apparently deemed the offer to be credible and intends to review the proposal; however, we think all cash offer by Mitel is more secure now” (Wedbush Morgan, June 6, 2007)

“Overall, we are a bit confused by Mr. Mihaylo’s actions and do not understand why he believes Inter-Tel is worth more than $25.60 today when only back in October he believed a fair purchase price was $23.25. In addition, we think the distractions resulting from the ongoing uncertainty have had a negative impact on Inter-Tel’s current business performance.” (Kaufman Bros, June 6, 2007)

“…We believe this is a fair price, since new products that are key to Inter-Tel’s future—the IP-based 5000 and 7000 platforms—have only recently been introduced and the 7000 in particular has not seen solid customer uptake to this point.”

(Bear Stearns, April 27, 2007)

“…we believe the company has been well shopped and a higher offer is unlikely to materialize” (Brean Murray Carret, April 27, 2007)

“…This is a significant premium to its peers, whose median multiple on 2007 EPS is 20, and one that we do not think is warranted. In addition, based on work calculating a takeout value when the former CEO was fighting to take the company private, we arrived at a value of $22-$24 per share… it is a more than fair deal for stockholders” (Kaufman Brothers Equity, April 27, 2007)

“We think the distraction of another proxy battle will create upheaval as the company attempts to roll out its new strategy to attack the medium and large size enterprise market. The attempted buyout of the company by the former CEO in 2006, which lasted several months, created a significant distraction for management and employees. We believe this contributed to the lackluster results throughout the year. In our view, this pattern may repeat in 2007. Furthermore, should Mihaylo gain greater control of the board, we believe short term instability would benefit competitors such as Avaya.” (Wedbush Morgan Securities, April 3, 2007)

Note: Permission to reprint these quotes has neither been sought nor obtained (emphasis added)

Conclusion

Certain Value versus Real Risk

	Mitel Merger	Mihaylo Recapitalization
	Mitel has firm debt financing commitments and	Insufficient balance sheet cash to fully fund
Funding	financial support from Francisco Partners Subject only to customary closing conditions;	proposed recap – would require $200 million debt financing and potential asset sales Subject to financing, due diligence, unspecified
Certainty	antitrust condition was met on June 12, 2007 Full cash value would be paid to ALL Inter-Tel	assets sales and other conditions Front-loaded leveraged transaction would pay
Stockholder Liquidity	stockholders for 100% of their shares Inter-Tel stockholders will have receive	cash for less than 60% of non-Mihaylo shares and potentially substantially less We believe value of cash plus “stub” shares of a
Total Consideration	$25.60/share in cash for 100% of their shares Stockholder vote scheduled for June 29, 2007;	micro-cap company would be substantially less than the Mitel offer price Recapitalization/buyback may not be completed,
Path to Payment	expected to close in early July 2007	could be materially changed or could be significantly delayed Mihaylo would gain de facto control with potential veto right on future sale, paid for at other
Control	Control premium paid to 100% of stockholders	stockholders’ expense with Inter-Tel cash and credit

About Inter-Tel (Delaware), Incorporated

Inter-Tel (Nasdaq: INTL) offers value-driven communications products; applications utilizing networks and server-based communications software; and a wide range of managed services that include voice and data network design and traffic provisioning, custom application development, and financial solutions packages. An industry-leading provider focused on the communication needs of business enterprises, Inter-Tel employs approximately 1,940 communications professionals, and services business customers through a network of 57 company-owned, direct sales offices and approximately 300 authorized providers in North America, the United Kingdom, Ireland, Australia and South Africa. More information is available at www.inter-tel.com.

Forward-Looking Statements

This presentation contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, concerning the pending acquisition of Inter-Tel by Mitel and the recapitalization proposed by Mr. Mihaylo, among other things. Forward-looking statements are statements in the future tense or that include words such as “intends,” “believe”, “expect”, “proposed”, “anticipates” and words of similar import.

Forward-looking statements are based on assumptions, suppositions and uncertainties, as well as on management’s best possible evaluation of future events. However, actual results may differ materially from those reflected in forward-looking statements based on a number of factors, many of which are beyond the control of Inter-Tel. Such factors may include, without excluding other considerations, fluctuations in quarterly results, evolution in customer demand for Inter-Tel’s products and services, risks associated with the proposed acquisition by Mitel or the outcome of any discussions with or actions by Mr. Mihaylo, the impact of price pressures exerted by competitors, and general market trends or economic changes.

Disclaimer

This presentation includes statements and information from published material, public filings and other such sources. Permission to reprint or use these statements and information was neither sought nor obtained.

Additional Information

In connection with the pending Mitel merger, Inter-Tel filed a definitive proxy statement with the Securities and Exchange Commission on May 29, 2007. INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT AND ANY AMENDMENTS OR SUPPLEMENTS THERETO BECAUSE THEY CONTAIN, OR WILL CONTAIN, IMPORTANT INFORMATION. Copies of the definitive proxy statement and other documents filed by can be obtained without charge at the Securities and Exchange Commission’s web site at www.sec.gov or from Inter-Tel by contacting Inter-Tel (Delaware), Incorporated, Attention: Investor Relations, 1615 S. 52nd Street, Tempe, AZ 85281, Telephone: 480-449-8900.

Inter-Tel and its directors, officers and employees may be deemed to be participants in the solicitation of proxies from its stockholders in connection with the proposed merger with Mitel. Information concerning the interests of Inter-Tel’s participants in the solicitation is included in the definitive proxy statement.

Inter-Tel and the Inter-Tel logo, are trademarks of Inter-Tel (Delaware), Incorporated.

GAAP Reconciliation

This presentation includes some non-GAAP financial measures, as defined in Regulation G promulgated under the Securities Exchange Act of 1934, as amended. The following table includes the most directly comparable GAAP financial measures and a reconciliation of the non-GAAP financial measures to such comparable GAAP financial measures:

(US$ in millions, unless indicated)					LTM
	Q2’06A	Q3’06A	Q4’06A	Q1’07A	Period
Revenue	115.9	117.0	118.5	109.5	460.9
Cost of Goods Sold	59.1	58.9	59.0	56.1	233.1
Gross Profit	56.8	58.1	59.5	53.4	227.8
SG&A1	39.0	39.4	40.3	40.5	159.2
R&D	8.5	8.4	7.5	7.9	32.3
Total Operating Expenses	47.5	47.8	47.8	48.4	191.5
EBIT	9.3	10.3	11.7	5.0	36.3
Depreciation	2.3	2.4	2.4	2.2	9.2
Amortization	1.2	1.2	1.2	1.1	4.7
Pro Forma EBITDA	12.7	13.9	15.3	8.3	50.2
Less FAS 123R Expense, & Proxy Related Expenses & Other	2.7	4.0	2.6	2.9	12.2
GAAP EBITDA	10.1	9.9	12.8	5.4	38.1

Source: Public Filings & Management Note: 1 Includes amortization of intangibles